[EXEL LIMITED LOGO]
[MID OCEAN LIMITED LOGO]                               Cumberland House
                                                       One Victoria Street
                                                       P.O. Box HM 2245
                                                       Hamilton, HM JX
                                                       Bermuda


NEWS RELEASE

IMMEDIATE

Contact:      EXEL Limited                      Mid Ocean Limited
              Gavin R. Arton                    John M. Wadson
              (441) 292-8515                    (441) 292-1358

                       EXEL LIMITED AND MID OCEAN LIMITED
                  ANNOUNCE ADOPTION OF CASH ELECTION FEATURE

 --$300 MILLION CASH ELECTION FEATURE TO BE MADE AVAILABLE IN CONNECTION WITH
                                    MERGER--

HAMILTON, BERMUDA, April 30, 1998 - EXEL Limited (NYSE: XL) ("EXEL") and Mid Ocean Limited (NYSE: MOC) ("Mid Ocean") announced today that the two companies have signed an amendment to their merger agreement which provides for a total of up to $300 million worth of EXEL and Mid Ocean shares to be redeemed for cash at the time of their merger. Shareholders of EXEL and Mid Ocean will be given the option to elect to receive cash in lieu of shares of the new holding company which will hold both companies.

EXEL shareholders electing this option will receive an amount per EXEL share equal to the average of the closing sales prices for an EXEL share as reported on the NYSE Composite Transactions reporting system during the ten consecutive trading day period ending on the tenth calendar day prior to the effective time of the merger. Mid Ocean shareholders electing this option will receive an amount per Mid Ocean share equal to 1.0215 times the above amount to be received per EXEL share. If shareholders of the two companies elect to receive cash in a total amount greater than $300 million, $204 million of the cash will be made available to EXEL shareholders and $96 million of the cash will be made available to Mid Ocean shareholders, on a pro rata basis within each group of shareholders. If the cash pool available to either group of shareholders is not exhausted by cash elections within such group, the excess cash will be made available to the other group of shareholders.


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EXEL Limited, through X.L. Insurance Company, Ltd., X.L. Europe Insurance and
X.L. Global Reinsurance Company, Ltd., is a leading provider of general liability, directors and officers liability, employment practices liability, political risk, X.L. Risk Solutions, excess property insurance and reinsurance coverages and financial products to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis.

Mid Ocean Limited, through its wholly owned subsidiaries, Mid Ocean Reinsurance Company Ltd. and The Brockbank Group plc, provides a broad range of reinsurance and insurance products on a global basis.

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